Exhibit 6.2

AMENDMENT TO MEMBERSHIP AGREEMENT

HI MIKE WINSTON

Please review the Amendment to your Membership Agreement below.

If you have any questions or concerns, please don't hesitate to reach out to us at we-us-31890@wework.com

Reference is hereby made to the WeWork Membership Agreement between 10845 Griffith Peak Drive Tenant LLC ("WeWork") and Jet Token Inc. dated July 17, 2019, including the accompanying Membership Details Form and any other amendments thereto (the "Agreement"). The parties agree that the following terms shall be considered binding amendments to the Agreement (the "Amendment"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

PRIMARY MEMBER INFORMATION

Jet Token Inc.

Primary member: Mike Winston

mike@jettoken.com

+19179922241

Amendment to WeWork Membership Agreement	1

AMENDED MEMBERSHIP DETAILS

Current Office(s)

WeWork Two Summerlin

02-165 • 6 person office

Membership Fee:

$3,180.00/mo from December 1, 2020

Previous Commitment term

12 months from February 1, 2020 to January 31, 2021

Commitment term

End date: November 30, 2021

Notice Period (For Termination After Commitment Term):

2 months

Previous Discounts

-$649.85/mo from March 1, 2020 to January 31, 2021

New Discounts

-$1,590.00/mo from December 1, 2020 to January 31, 2021

-$1,272.00/mo from February 1, 2021 to February 28, 2021

-$954.00/mo from March 1, 2021 to April 30, 2021

-$636.00/mo from May 1, 2021 to November 30, 2021

ANNUAL ESCALATION

On each anniversary of the start date for the office, the Membership Fee will be subject to an automatic three and a half percent (3.5%) increase over the then current Membership Fee.

This amendment may alter the date upon which Member Company's annual increase of the Membership Fee occurs, but in no event shall it occur on a date earlier than the next anniversary of the Start Date of the Agreement.

Amendment to WeWork Membership Agreement	2

In the event of any inconsistency between the Agreement and this Amendment, the terms of this Amendment shall prevail. The parties further agree that other than the terms modified by this Amendment, the Agreement remains otherwise unchanged, including the annual Membership Fee increases set forth in the Agreement.

By electronically signing this Amendment you represent that you have the proper authority to execute this Amendment on behalf of Jet Token Inc. and incur the obligations described in this Amendment on behalf of Jet Token Inc.

Community Manager's signature	Electronic Signature

/s/ Kristen Corson	/s/ Mike Winston

10845 Griffith Peak Drive Tenant LLC	Jet Token Inc.

Signed on November 25, 2020

WeWork
10845 Griffith Peak Drive Tenant LLC
10845 Griffith Peak Drive	(855) 593-9675
Las Vegas, NV, 89135, USA	we-us-31890@wework.com

Amendment to WeWork Membership Agreement	3

AMENDMENT TO MEMBERSHIP AGREEMENT

HI MIKE WINSTON

Please review the Amendment to your Membership Agreement below.

If you have any questions or concerns, please don't hesitate to reach out to us at we-us-31890@wework.com

Reference is hereby made to the WeWork Membership Agreement between 10845 Griffith Peak Drive Tenant LLC ("WeWork") and Jet Token Inc. dated July 17, 2019, including the accompanying Membership Details Form and any other amendments thereto (the "Agreement"). The parties agree that the following terms shall be considered binding amendments to the Agreement (the "Amendment"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

PRIMARY MEMBER INFORMATION

Jet Token Inc.

Primary member: Mike Winston
mike@jettoken.com

+19179922241

LEAVING

Leaving 1 office in WeWork Two Summerlin

02-165 • 6 person office

End Date: March 28, 2021

* Note: Commitment Term set to end on: November 30, 2021

Amendment to WeWork Membership Agreement	1

JOINING	SERVICE RETAINER SUMMARY

WeWork Two Summerlin

02-167 • 17 person office

$6,715.00/mo

Start Date: March 29, 2021
Commitment term: 12 months
Notice period: 2 months

Prorated amount for March 2021: $649.84

Discounts

-$649.84/mo from March 29, 2021 to March 31, 2021

-$6,715.00/mo from April 1, 2021 to April 30, 2021

-$3,223.20/mo from May 1, 2021 to June 30, 2021

-$1,880.20/mo from July 1, 2021 to August 31, 2021

-$1,208.70/mo from September 1, 2021 to February 28, 2022

Service retainer fees for WeWork Two Summerlin $10,072.50 1.5x monthly membership fee

Additional Fees

Setup Fee $0.00

ANNUAL ESCALATION

On each anniversary of the start date for the office, the Membership Fee will be subject to an automatic three and a half percent (3.5%) increase over the then current Membership Fee.

This amendment may alter the date upon which Member Company's annual increase of the Membership Fee occurs, but in no event shall it occur on a date earlier than the next anniversary of the Start Date of the Agreement.

Amendment to WeWork Membership Agreement	2

With respect to the termination of a portion of the Membership Agreement that is the subject of this Amendment only:

Pursuant to the terms of the original Membership Agreement, penalty for early termination is the forfeiture of your Service Retainer and the remainder of your Membership Fee obligations for the remainder of the Commitment Term. Notwithstanding the foregoing, unless otherwise agreed upon by WeWork and you in writing, termination of a portion of this Membership Agreement, including a reduction in the original Capacity or original Commitment Term, prior to the end of the original Commitment Term (or during any relevant Termination Notice Period) under the Membership Agreement shall result in the portion of your Membership Fee Obligations for the terminated portion of the Membership Agreement becoming immediately due. In addition to any rights, claims and remedies we choose to pursue in our discretion, in the event of a reduction in the original Capacity under the Membership Agreement, a portion of the Service Retainer equal to the pro rata reduction in Capacity shall be forfeited immediately as a result of your breach. In the event there are outstanding fees and other costs due to us as a result of such termination, we will invoice you for the outstanding balance. In the event of any inconsistency between the applicable Membership Agreement and this Amendment, the terms of this Amendment shall prevail. The parties further agree that other than the terms modified by this Amendment, the Membership Agreement remains otherwise unchanged, including the annual Membership Fee increases set forth in the Membership Agreement.

With respect to the termination of the entire Membership Agreement that is the subject of this Amendment only:

Following the termination of your WeWork Membership, WeWork will process your Service Retainer refund, after deducting any outstanding fees and other costs due to us (including any Membership Fees due for the remainder of your Commitment Term, if applicable), to the bank account provided on the move out paperwork. Please be advised that the return of your Service Retainer takes approximately thirty (30) calendar days. Please note if the Service Retainer was paid via credit card, we will not be able to return the Service Retainer to a credit card. In the event outstanding fees and other costs due to us, including the Membership Fees owed to WeWork for the original Commitment Term, if applicable, is greater than the Service Retainer we have received from you, no refund will be issued. Instead, we will invoice you for the outstanding balance.

By electronically signing this Amendment you represent that you have the proper authority to execute this Amendment on behalf of Jet Token Inc. and incur the obligations described in this Amendment on behalf of Jet Token Inc.

Community Manager's signature	Electronic Signature

/s/ Kristen Corson	/s/ Mike Winston

10845 Griffith Peak Drive Tenant LLC	Jet Token Inc.

Signed on March 4, 2021

WeWork
10845 Griffith Peak Drive Tenant LLC 10845 Griffith Peak Drive	(855) 593-9675
Las Vegas, NV, 89135, USA	we-us-31890@wework.com

Amendment to WeWork Membership Agreement	3